EXHIBIT 2.1

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100, Dublin, OH 43017

www.realpha.com

RESCISSION CERTIFICATE

September 8, 2025

This Rescission Certificate is delivered pursuant to: (i) that certain Stock Purchase Agreement, dated as of February 20, 2025 (the “Agreement”), by and between reAlpha Tech Corp., a Delaware corporation (the “Buyer”), GTG Financial, Inc., a California corporation (the “Company”) and Glenn Groves (the “Seller”) and (ii) that certain rescission notice, dated as of August 21, 2025 from Seller. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

The undersigned hereby certify and acknowledge the following:

1.	Right to Rescind. Pursuant to Section 1.02(a)(iv)(1) of the Agreement, the Seller has duly and validly exercised its right to rescind the transactions contemplated by the Agreement in accordance with the terms thereof and applicable law. The parties agree that such rescission shall have the legal effect of restoring each party to the status quo ante, as though the Agreement and related transactions had never occurred.
2.	Return of Consideration. In accordance with the terms of the Agreement:
(a)	The 100,000 shares of the Company’s common stock (the “Shares”) have been returned to the Seller, with no further action required by the Buyer or the Seller, and Buyer has retained no interest, title, or claim to the Shares.
(b)	The consideration originally paid by the Buyer, consisting of (i) $281,250 in 14,063 shares of the Buyer’s Series A preferred convertible stock, par value $0.001 per share, and (ii) $1,287,000 in 700,055 restricted shares of Buyer’s common stock, par value $0.001 per share ((i) and (ii) collectively, the “Buyer Consideration”), has been returned to Buyer and Seller has retained no interest, title, or claim in the Buyer Consideration. No further payment, equity transfer, or other obligation remains outstanding in connection with the Agreement.
(c)	Neither party has exercised any shareholder rights, received dividends, or otherwise taken action inconsistent with rescission as of the Effective Date (as defined below).
3.	Rescission of Employment Agreement. For the avoidance of doubt, the Employment Agreement shall be deemed rescinded, and not merely terminated. The parties acknowledge and agree that no obligations, rights, or liabilities remain thereunder.
4.	Effective Date. All actions required under the Agreement to effectuate and finalize the rescission have been duly completed and are legally effective as of August 21, 2025 (the “Effective Date”).
5.	Mutual Release. As of the Effective Date, each party, on behalf of itself and its respective affiliates, successors, and assigns, irrevocably and unconditionally releases and discharges the other party and its affiliates, shareholders, officers, directors, employees, agents, attorneys, successors, and assigns from any and all claims, demands, liabilities, damages, causes of action, and obligations of any kind whatsoever, whether known or unknown, suspected or unsuspected, arising out of or relating to the Agreement, the transactions contemplated thereby, or any ancillary agreements.

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100, Dublin, OH 43017

www.realpha.com

6.	Mutual Employee Non-Solicitation. For a period of twelve (12) months following the Effective Date of this Certificate, neither Party shall, directly or indirectly, solicit for employment or engagement (whether as an employee, consultant, or contractor) any person who is, as of the Effective Date, employed by or actively engaged with the other party; provided, however, that this restriction shall not apply to (i) general solicitations of employment not specifically directed at employees or contractors of the other Party (such as job advertisements posted on public job boards), or (ii) any person who responds to such a general solicitation of their own initiative.
7.	Compliance with Applicable Law. The parties acknowledge that this section is intended to comply with the laws of the State of California, including California Business and Professions Code §16600, and shall be interpreted and enforced accordingly. If any provision of this Section is found to be overbroad or unenforceable under applicable law, it shall be modified and enforced to the maximum extent permitted.
8.	Authority; No Reliance. Each party represents and warrants that it has full power and authority to execute and deliver this Certificate, and that the execution, delivery, and performance of this Certificate has been duly authorized. Each party further acknowledges that it is not relying on any representation or warranty other than as expressly set forth herein or in the Agreement.
9.	Tax and Regulatory Compliance. Each party shall be solely responsible for any tax, regulatory, or reporting obligations arising from the rescission and acknowledges that it has had the opportunity to consult its own tax and legal advisors.
10.	Governing Law. All matters arising out of or relating to this Certificate shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
11.	Counterparts. This Certificate may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Certificate delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Certificate.

[Signature page follows]

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100, Dublin, OH 43017

www.realpha.com

IN WITNESS WHEREOF, the undersigned have executed this Rescission Certificate as of the Effective Date.

reAlpha Tech Corp.

By:	/s/ Michael J. Logozzo
Name:	Michael J. Logozzo
Title:	Chief Executive Officer

GTG Financial, Inc.

By:	/s/ Glenn Groves
Name:	Glenn Groves
Title:	President/Chief Executive Officer

Seller

By:	/s/ Glenn Groves
Name:	Glenn Groves